Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-1 (Nos. 333-272913; 333-271551; 333-267979) and Form S-8 (No. 333-268846) of Presto Automation Inc. (the “Company”) of our report dated October 10, 2023, relating to the consolidated financial statements of the Company, which report appears in this Annual Report on Form 10-K of Presto Automation Inc. for the year ended June 30, 2023 (and expresses an unqualified opinion and includes explanatory paragraphs relating to a going concern uncertainty and the adoption of a new accounting standard).

/s/ Moss Adams LLP

San Francisco, California

October 10, 2023